Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of EMRISE Corporation on Form S-8, of our report, dated March 28, 2008 relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of EMRISE Corporation for the year ended December 31, 2007.

/s/ HEIN & ASSOCIATES LLP

Irvine, California
July 7, 2008